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                                                                    EXHIBIT 99.5


                                [GULFTERRA LOGO]



                         GULFTERRA ENERGY PARTNERS, L.P.




                               SPECIAL MEETING OF

                               COMMON UNITHOLDERS

                                  JULY 29, 2004




                               QUESTIONS & ANSWERS

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[GULFTERRA LOGO]

Robert G. Phillips
Chairman and Chief Executive Officer

Dear Fellow Unitholder:

On December 14, 2003, the board of directors of the general partner of GulfTerra Energy Partners, L.P. ("GulfTerra") and the board of directors of the general partner of Enterprise Products Partners L.P. ("Enterprise") agreed to combine the businesses of Enterprise and GulfTerra by merger. As a result of the merger, GulfTerra will become a wholly-owned subsidiary of Enterprise. In the merger, each GulfTerra common unitholder will receive 1.81 common units of Enterprise for each common unit that the GulfTerra unitholder owns. It is generally expected that the GulfTerra common unitholders who receive Enterprise common units in exchange for their GulfTerra common units will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

THE BOARD OF DIRECTORS OF GULFTERRA ENERGY COMPANY, L.L.C., GULFTERRA'S GENERAL PARTNER, UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF GULFTERRA AND GULFTERRA'S COMMON UNITHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF GULFTERRA ENERGY COMPANY, L.L.C. RECOMMENDS THAT GULFTERRA'S COMMON UNITHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

In order for the transaction to occur, the merger agreement must be approved and adopted by GulfTerra common unitholders and Series C unitholders, each voting separately as a class. Regardless of the number of common units that you own or whether you plan to attend a meeting, it is important that your common units be represented and voted at the meeting. If approved by GulfTerra common unitholders, at the Special Meeting to be held on July 29, 2004, and we receive regulatory clearance, the transaction is expected to close in the second half of 2004, although the closing could occur earlier or later.

The Questions and Answers and other information in this letter highlight certain facts about the proposed transaction and what it will mean to GulfTerra common unitholders. THIS LETTER IS NOT INTENDED TO BE A FULL EXPLANATION OF THE MERGER PROPOSAL. I URGE YOU TO CAREFULLY READ THE ACCOMPANYING PROXY STATEMENT IN WHICH THE TRANSACTION AND OTHER IMPORTANT INFORMATION ARE DESCRIBED IN DETAIL.

Once you have had an opportunity to read the proxy statement, I urge you to vote by completing, signing, dating and mailing your enclosed proxy using the postage-paid envelope provided. Internet and telephone voting are also available. Please follow the instructions on your proxy card.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF UNITS YOU OWN, SO PLEASE VOTE YOUR UNITS.


On behalf of your Board of Directors,

/s/ ROBERT G. PHILLIPS
------------------------------------
Robert G. Phillips
Chairman and Chief Executive Officer
GulfTerra Energy Partners, L.P.
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GULFTERRA ENERGY PARTNERS, L.P.

Special Meeting of Common Unitholders

                              QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:  WHY AM I RECEIVING THESE MATERIALS?

A: Enterprise and GulfTerra have agreed to combine their businesses by merging a wholly-owned subsidiary of Enterprise with and into GulfTerra. The merger cannot be completed without approvals of the unitholders of both Enterprise and GulfTerra. Additionally, Enterprise is proposing that its common unitholders approve the conversion of its newly-issued Class B special units into an equal number of common units.

Q:  WHAT WILL HAPPEN TO GULFTERRA AS A RESULT OF THE MERGER?

A: As a result of the merger, GulfTerra will be a wholly-owned subsidiary of Enterprise. To accomplish this, an Enterprise subsidiary will merge with and into GulfTerra, and GulfTerra will be the surviving subsidiary company following the merger.

Q:  WHAT WILL GULFTERRA COMMON UNITHOLDERS RECEIVE IN THE MERGER?

A: Each GulfTerra common unitholder will receive 1.81 Enterprise common units in exchange for each GulfTerra common unit that the unitholder owns at the effective time of the merger. Instead of receiving fractional common units, GulfTerra common unitholders will receive cash from Enterprise in an amount equal to the amount of such fractional interest multiplied by the average closing price of Enterprise common units on the NYSE during the four trading days ending on the third business day prior to the merger.

Q:  WHAT WILL EL PASO CORPORATION RECEIVE IN THE MERGER?

A: In the first step of the merger transactions, which occurred when the merger agreement was signed, El Paso Corporation sold a 50% membership interest in GulfTerra's general partner to Enterprise for $425 million. Immediately prior to the merger, El Paso Corporation will contribute the remaining 50% membership interest in GulfTerra's general partner to Enterprise's general partner in exchange for $370 million in cash and a 9.9% membership interest in Enterprise's general partner. In addition, El Paso Corporation will receive $500 million by selling to Enterprise all 10,937,500 GulfTerra Series C Units now outstanding and an aggregate of 2,876,620 of its GulfTerra common units. The remaining 7,433,425 GulfTerra common units owned by El Paso Corporation will be converted in the merger into the right to receive 13,454,499 Enterprise common units based on the 1.81 exchange ratio. Finally, immediately following the merger, El Paso Corporation will receive $150 million, plus the value of related inventory then outstanding, by selling to Enterprise selected natural gas treating and processing plants and related assets in South Texas. We refer to these assets as the South Texas midstream assets.

Q: WHAT WILL HAPPEN TO GULFTERRA'S SERIES C UNITS AND THE OTHER GULFTERRA COMMON UNITS BEING ACQUIRED BY ENTERPRISE FROM EL PASO CORPORATION IN AND AFTER THE MERGER?

A: Enterprise will purchase all 10,937,500 GulfTerra Series C Units and 2,876,620 GulfTerra common units now owned by El Paso Corporation immediately prior to the closing of the merger. Those units will not be converted into the right to receive Enterprise common units, nor will they have any right to receive distributions following the merger. They will, however, constitute the remaining limited partner interests in GulfTerra, which will be wholly-owned by Enterprise.

Q:  WHAT HAPPENS TO MY FUTURE DISTRIBUTIONS?

A: Once the merger is completed, GulfTerra common unitholders will be Enterprise common unitholders and, when distributions are approved and declared by the general partner of Enterprise, they will receive distributions on their Enterprise common units in accordance with Enterprise's partnership
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    agreement. Current Enterprise common unitholders will continue to receive distributions on their common units in accordance with Enterprise's partnership agreement. Under the merger agreement, Enterprise has agreed, subject to the terms of its partnership agreement, to increase the quarterly cash distribution for the next regular quarterly distribution date following completion of the merger to at least $0.395 per unit, representing an increase of $0.005 per GulfTerra common unit based on the 1.81 exchange ratio. For a description of Enterprise's distribution policy, please read "Comparison of the Rights of Enterprise and GulfTerra Common Unitholders" in the accompanying proxy statement.

Q: WHAT WILL BE THE HIGHEST LEVEL OF INCENTIVE DISTRIBUTIONS PAYABLE TO THE GENERAL PARTNER OF THE COMBINED PARTNERSHIP FOLLOWING THE MERGER?

A: Enterprise's partnership agreement caps the incentive distribution rights payable to Enterprise's general partner at 25% of cash distributions in excess of the highest incentive distribution threshold. By contrast, GulfTerra's partnership agreement contains a 49% cap. Because Enterprise's partnership agreement will govern the combined partnership, GulfTerra's common unitholders will benefit from the lower cap as holders of Enterprise common units following the merger.

Q: SHOULD GULFTERRA UNITHOLDERS SEND IN THEIR CERTIFICATES REPRESENTING GULFTERRA COMMON UNITS NOW?

A: No. After the merger is completed, GulfTerra common unitholders who hold their units in certificated form will receive written instructions for exchanging their certificates representing GulfTerra common units. Please do not send in your certificates representing GulfTerra common units with your proxy card.

Q:  WHAT UNITHOLDER APPROVALS ARE NEEDED TO COMPLETE THE MERGER?

A:  The following unitholder approvals are needed to complete the merger:

    o the affirmative vote of the holders of at least a majority of GulfTerra's outstanding common units and Series C Units, each voting as a separate class, is required to approve and adopt the merger agreement; and

    o the affirmative vote of the holders of at least a majority of Enterprise's outstanding common units present and entitled to vote at the special meeting is required to approve the issuance of Enterprise common units pursuant to the merger agreement.

    El Paso Corporation holds all of GulfTerra's Series C Units and has agreed to vote those units as well as its regular GulfTerra common units in favor of the approval and adoption of the merger agreement.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as soon as possible. A number of conditions must be satisfied before we can complete the merger, including approval by the unitholders of both Enterprise and GulfTerra and the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Although we cannot be sure when all of the conditions to the merger will be satisfied, we expect to complete the merger in the second half of 2004. Please read "The Merger Agreement - Conditions to the Merger" in the accompanying proxy statement.

Q:  WHAT ARE THE TAX CONSEQUENCES TO COMMON UNITHOLDERS OF THE TRANSACTION?

A: It is generally expected that neither the Enterprise common unitholders nor the GulfTerra common unitholders who receive Enterprise common units in exchange for their GulfTerra common units will
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    recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. For a description of the material federal income tax consequences of the merger and the holding of Enterprise common units after the merger, please see the information set forth in "Material Federal Income Tax Consequences" in the accompanying proxy statement.

Q:  WHAT DO I NEED TO DO NOW?

A: You should read the accompanying proxy statement carefully. Then, if you choose to vote by proxy, you should do so as soon as possible by following the instructions listed on your proxy card.

Q: IF I AM PLANNING ON ATTENDING A MEETING IN PERSON, SHOULD I STILL VOTE BY PROXY?

A: Yes. Whether or not you plan to attend a meeting, you should vote by proxy as described above. Your units will not be voted if you do not vote your proxy as described above or if you do not vote in person at either of the scheduled special meetings of the common unitholders of GulfTerra and Enterprise to be held on July 29, 2004. For GulfTerra unitholders, this would have the same effect as a vote against approval and adoption of the merger agreement.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE VOTED BY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the meeting by following the procedures set forth in "The Special Unitholder Meetings - Voting Procedures - Revocation" in the accompanying proxy statement.

Q: IF MY UNITS ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY UNITS FOR ME?

A: Your broker will not vote your units for or against approval and adoption of the merger agreement or the issuance of Enterprise common units pursuant to the merger agreement unless you tell the broker how to vote. To tell your broker how to vote, you should follow the directions that your broker provides to you. A non-vote by your broker will have the same effect as a vote against the transactions described in this document.

Q: WHOM DO I CALL IF I HAVE FURTHER QUESTIONS ABOUT VOTING, THE MEETINGS OR THE MERGER?

A:  GulfTerra unitholders may call GulfTerra's Investor Relations department at
    (832) 676-5315 or if you would like additional copies, without charge, of GulfTerra's proxy statement or if you have questions about the merger, including the procedures for voting your units, you should contact D. F. King & Co., Inc., which is assisting GulfTerra in the solicitation of proxies, as follows:

                             D. F. King & Co., Inc.
                                 48 Wall Street
                               New York, NY 10005
                           Toll-Free: 1-800-487-4870.
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GULFTERRA ENERGY PARTNERS, L.P.
Special Meeting of Common Unitholders at a Glance

DATE:     July 29, 2004

TIME:     10:30 a.m. Central Time

LOCATION: Four Greenway Plaza, Room C-100
          Houston, Texas 77046

PROPOSED MERGER

o COMMON UNITHOLDER VOTE. You are being asked to vote on the approval and adoption of the Merger Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P. and GulfTerra Energy Company, L.L.C., as it may be amended from time to time;

o CONSIDERATION FOR YOUR COMMON UNITS. In the merger, each GulfTerra common unitholder will receive 1.81 common units of Enterprise for each common unit that the GulfTerra unitholder owns.

BOARD RECOMMENDATION

The board of directors of GulfTerra Energy Company, L.L.C., GulfTerra's general partner, has unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of GulfTerra and GulfTerra's common unitholders. Accordingly, the board of directors of GulfTerra Energy Company, L.L.C. recommends that GulfTerra's common unitholders vote "FOR" the adoption of the merger agreement.

VOTE REQUIRED

The merger agreement must be approved and adopted by GulfTerra common unitholders and Series C unitholders, each voting separately as a class. GulfTerra and Enterprise have each scheduled special meetings of their common unitholders to vote on these matters on July 29, 2004. Regardless of the number of common units that you own or whether you plan to attend a meeting, it is important that your common units be represented and voted at the meeting.

WHO CAN VOTE

You can vote all of the GulfTerra common units that you own of record as of June 22, 2004.

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                                 HOW TO VOTE

            1. BY PROXY: Sign, date and promptly mail the enclosed proxy in the postage-paid envelope provided;

            2. BY INTERNET: Please follow the simple instructions on your enclosed proxy or voting instruction form; or

            3. BY PHONE: Please follow the simple instructions on your enclosed proxy or voting instruction form.

                You may also attend the Special Meeting and vote in person.

                              PLEASE VOTE TODAY
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                                [GULFTERRA LOGO]


                         GULFTERRA ENERGY PARTNERS, L.P.






                                                 GULFTERRA ENERGY PARTNERS, L.P.
                                                 FOUR GREENWAY PLAZA
                                                 HOUSTON, TX 77046
                                                 www.gulfterra.com

                                                 FOR ASSISTANCE, PLEASE CALL:
                                                 D. F. KING & CO., INC.
                                                 1-800-487-4870